Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 9,300,000.00		$ 1,284.33
	Total Transaction Valuation:	$ 9,300,000.00
	Total Fees Due for Filing:			$ 1,284.33
	Total Fees Previously Paid:			$ 1,284.33
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	Calculated as the aggregate maximum value of Shares being purchased. The fee of $1,284.33 was paid in connection with the filing of the Schedule TO-I by FT Vest Total Return Income Fund: Series A4 (File No. 005-95393) on December 19, 2025 (the Schedule TO). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A